Exhibit 2.3

Execution Copy

AMENDMENT NO. 2

TO

INVESTMENT AGREEMENT

This AMENDMENT NO. 2, dated as of December 21, 2010, to the Investment Agreement (this “Amendment”), dated as of November 9, 2010, as amended on December 6, 2010 (the “Agreement”), by and among CD&R Allied Holdings, L.P. (“Investor”), Tyco International Ltd. (“Seller Parent”), Tyco International Holding S.a.r.l. (“Seller”), and Atkore International Group Inc. (the “Company”).

RECITALS

WHEREAS, Investor, Seller Parent, Seller and Company entered into the Agreement on November 9, 2010, as subsequently amended on December 6, 2010;

WHEREAS, capitalized terms used and not otherwise defined in this Amendment shall have the meanings as set forth in the Agreement;

WHEREAS, Section 11.7 of the Agreement provides that the Agreement may be amended by an instrument in writing signed on behalf of Investor, Seller Parent, Seller and Company; and

WHEREAS, Investor, Seller Parent, Seller and Company desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Investor, Seller Parent, Seller and Company hereby agree as follows:

1.             Amendments.

1.1           Employees.

1.1.1        Section 4.6(c)(i) of the Agreement is hereby amended and restated in its entirety to read in its entirety as follows:

“(c)         (i)  Effective immediately after the Closing, the Company and the Company Subsidiaries shall continue the employment of all Persons who are Business Employees as of the Closing, including all full-time and part-time Business Employees, Business Employees on vacation or who have taken a personal day or occasional absence day as currently defined in Seller’s or the Company’s or the Company Subsidiaries’ policies, and all Business Employees who are on an approved leave of absence, whether paid or unpaid (the “Transferred Employees”); provided, however, Seller shall bear and be responsible for, and indemnify Investor, the Company and the Company Subsidiaries and each of their respective Affiliates from and against, all Liabilities to any Business Employee who, as of the Closing, is on (x) short-term or long term disability leave, (y) leave under the Family

Medical Leave Act of 1993 that is reasonably expected to progress into a short-term or long-term disability or (z) in the case of both clauses (x) and (y), substantially similar provisions of non-U.S. law (together “Inactive Employees”), to the extent such Liability arises on or after the Closing Date, but on or prior to the date on which such Inactive Employee presents himself or herself to the Company or any Company Subsidiary for reemployment and is able to return to active employment (including with any reasonable accommodation) with the Company and the Company Subsidiaries (the “Return Date”), including without limitation Liabilities (a) arising out of or related to (i) the loss of eligibility for or entitlement to disability payments or continued coverage under the short-term or long-term disability plans of Seller or its Affiliates (other than the Company and the Company Subsidiaries) for such Inactive Employee or related medical or life insurance coverage  and (ii) the loss of short-term or long-term disability benefits or coverage or related medical or life insurance coverage of any Inactive Employee currently on short-term or long-term disability, in each case, to the extent caused by or resulting from the consummation of the transactions contemplated in this Agreement or  any action taken by Seller or its Affiliates following the Closing Date (any event described in either clause (i) or (ii), a “Loss of Coverage), (b) for severance or termination payment or benefits for such Inactive Employee required under the Business Benefit Plans or applicable Laws borne by the Company or the Company Subsidiaries following the Closing Date, or (c) any compensation payable to such Inactive Employees by the Company or the Company Subsidiaries; and provided further, that the Seller shall not bear responsibility for any  benefits and payments to any Inactive Employee whose employment is subject to the terms of a collective bargaining agreement in excess of the benefits and payments required to be provided to such Inactive Employee by the terms of the applicable collective bargaining agreement.  Each Inactive Employee shall be deemed to be a “Transferred Employee” for all purposes hereunder on the date such Inactive Employee returns to active employment with the Company and the Company Subsidiaries.  For the avoidance of doubt, (i) in the event of a Loss of Coverage, Seller shall pay to the Company or the Company Subsidiaries the payments that the affected employee (or his dependents) would have been entitled to receive under the arrangement with respect to which the Loss of Coverage occurred and (ii) Seller shall bear no responsibility for any costs or Liabilities with respect to an Inactive Employee arising on or after the Return Date.  Any indemnification payments required under this Section 4.6(c)(i) shall not be subject to the limitations on indemnification set forth in Sections 9.4(b) and (c).”

1.2           Schedules

1.2.1        Section 4.6(a) of the Schedules is hereby amended and restated in its entirety to read in its entirety as follows:

“SCHEDULE 4.6(a)

Employees

4.6(a)(i)     Non-Business Employees

None.

4.6(a)(ii)     Business Employees

1.     Ambrose Hughes (works in New Zealand)

2.     Lalit Kumar (works in New Zealand)

3.     Tomoyuki Maruyama (works in New Zealand)

4.     Dwayne Ian Moffit (works in New Zealand)

5.     Ahmed Saleh (works in the United Arab Emirates)

6.     Ian Noel Thurgood (works in New Zealand)”

1.3           Definitions.

1.3.1        Section 12.1 of the Agreement is hereby amended by removing the definitions of “FMLA Employees” and “Short-Term Disabled Employee”.

1.3.2        Section 12.1 of the Agreement is hereby amended by inserting the following definition in the appropriate alphabetical order in Section 12.1 of the Agreement:

“Inactive Employees” has the meaning given in Section 4.6(c).

“Loss of Coverage” has the meaning given in Section 4.6(c).

“Return Date” has the meaning given in Section 4.6(c).

2.             Reference to and Effect upon the Agreement. Except as specifically set forth above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not constitute an amendment of any provision of the Agreement, except as specifically set forth herein. On and after the date hereof, each reference in the Agreement to “this Agreement” (including any reference therein to “hereunder,” “hereof,” “hereby,” “herein” or words of like import referring thereto) shall mean and be a reference to the Agreement as previously amended and as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances remain as November 9, 2010, and references to “the date hereof” and “the date of the Agreement” shall continue to refer to November 9, 2010.

3.             Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.

4.             Headings. The section headings contained in this Amendment are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Amendment.

5.             Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Investor, Seller Parent, Seller and the Company have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

TYCO INTERNATIONAL HOLDING S.A.R.L.

By:	/s/ Andrea Goodrich
Name:	Andrea Goodrich
Title:	General Manager

TYCO INTERNATIONAL LTD.

By:	/s/ John S. Jenkins, Jr.
Name:	John S. Jenkins, Jr.
Title:	Vice President

ATKORE INTERNATIONAL GROUP INC.

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Title:	Vice President

CD&R ALLIED HOLDINGS, L.P.

By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant
Secretary